Exhibit 10.1
EXECUTION VERSION

SECOND AMENDMENT
TO THE CREDIT AGREEMENT AND FIRST AMENDMENT TO THE GUARANTEE AND COLLATERAL AGREEMENT
THIS SECOND AMENDMENT TO THE CREDIT AGREEMENT AND FIRST AMENDMENT TO THE GUARANTEE AND COLLATERAL AGREEMENT, dated as of September 20, 2013 (this “Amendment”), to (i) the Credit Agreement, dated as of November 10, 2011 (as amended by the First Amendment to the Credit Agreement dated as of September 26, 2012, as further modified, amended or otherwise supplemented prior to the date hereof, the “Credit Agreement”) and (ii) the Guarantee and Collateral Agreement, dated as of December 14, 2011 (as modified, amended or otherwise supplemented prior to the date hereof, the “Guarantee and Collateral Agreement”), and entered into by, among others, Rose Rock Midstream, L.P., as the Borrower (the “Borrower”), certain subsidiaries of the Borrower, as Guarantors, the lenders party thereto (the “Lenders”) and The Royal Bank of Scotland plc, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower desires to (i) amend the Credit Agreement to extend the Maturity Date of all or a portion of the aggregate principal amount of the outstanding Revolving Facility Loans (the “Extended Maturity Date”) and (ii) amend certain other provisions of the Credit Agreement and the Guarantee and Collateral Agreement as specified below (the “Specified Amendments”);
WHEREAS, the Loan Parties have requested that the Lenders agree to amend certain provisions of the Credit Agreement in order to permit each of the Extended Maturity Date and the Specified Amendments; and
WHEREAS, subject to certain conditions, the Lenders are willing to agree to such amendments relating to the Credit Agreement and the Guarantee and Collateral Agreement.
NOW, THEREFORE, in consideration of the promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendments to the Credit Agreement
(a)    The definition of “Applicable Margin” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the table appearing therein and replacing it with the following table:

Leverage Ratio	Revolving Facility ABR Loans	Revolving Facility Eurodollar Loans
Category 1: Greater than 4.50 to 1.00	2.00%	3.00%
Category 2: Less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00	1.75%	2.75%
Category 3: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	1.50%	2.50%
Category 4: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	1.25%	2.25%
Category 5: Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	1.00%	2.00%
Category 6: Less than or equal to 2.50 to 1.00	0.75%	1.75%

(b)    Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “EBITDA” as follows: deleting the phrase “described in subclauses (i) through (viii) of this clause” and replacing it with “described in subclauses (i) through (ix) of this clause”; deleting the “and” at the end of subclause (vii); adding an “and” at the end of subclause (viii); and adding a new subclause (ix) as follows:
“(ix) Material Project EBITDA Adjustments with respect to Material Projects;”
(c)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the proviso in subclause (f) of the definition of “Excluded Assets” in its entirety as follows:
“provided that compressor and pumping stations that are owned by the Borrower and the other Loan Parties and have a fair market value of $5,000,000 or more in the aggregate shall not constitute “Excluded Assets,””.
(d)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating subclause (e) of the definition of “Excluded Taxes” in its entirety as follows:
“(e) any U.S. federal withholding Taxes imposed under FATCA,”
(e)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating subclause (c) of the definition of “Material Contracts” in its entirety as follows:
“(c) any “material contract” as required to be filed with the SEC pursuant to Regulation S-K,”

(f)    Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Obligations” by inserting the following immediately prior to the “.” at the end thereof:
“, excluding, in each case, for the avoidance of doubt, Excluded Swap Obligations”
(g)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the penultimate sentence of the definition of “Revolving Facility Commitment” in its entirety as follows:
“The aggregate amount of the Revolving Facility Commitments on the Second Amendment Effective Date is U.S.$385.0 million.”
(h)    Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Risk Management Policy Amendments”.
(i)    Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Unrestricted Subsidiary” by deleting the phrase “(i) if White Cliffs becomes a Subsidiary, White Cliffs and (ii)” and replacing it with “(i) if White Cliffs becomes a Subsidiary, White Cliffs, (ii) if Glass Mountain Pipeline becomes a Subsidiary, Glass Mountain Pipeline, and (iii)”.

(j)    Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:
“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on Reuters or such other commercially available source as may be designated by the Administrative Agent from time to time (or any successor thereto) that displays the British Bankers Association Interest Settlement Rate (or any other person which takes over the administration of that rate) for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (or, in the case of clause (c) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (c)).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business

Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Material Subsidiary” shall mean each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which, on a consolidated basis for such Restricted Subsidiary and its Subsidiaries, (i) for the applicable Calculation Period accounted for more than 5% of the consolidated revenues of the Borrower and its Restricted Subsidiaries or (ii) as of the last day of such Calculation Period, was the owner of more than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries; provided that at no time shall the total assets of all Restricted Subsidiaries of the Borrower that are not Material Subsidiaries exceed, for the applicable Calculation Period, 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries.
“Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Second Amendment Effective Date and (b) the date on which the entire outstanding principal amount of the Revolving Facility Loans, with all unpaid interest, fees, charges and costs, shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Maximum Leverage Ratio” shall mean, (a) on any date of determination other than during an Acquisition Period, 5.00:1.00 and (b) on any date of determination during an Acquisition Period, 5.50:1.00.
“Permitted Business Acquisition” shall mean (1) any acquisition of Equity Interests of Glass Mountain or (2) any other acquisition of all or substantially all of the assets of or all the Equity Interests (other than any directors’ qualifying shares) of a Person or division or line of business of a Person, other than such acquisition of the assets of or Equity Interests in any Loan Party, if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer, (b) such acquired Person, division or line of business of a Person is, or is engaged in, any business or business activity conducted by the Borrower and its Subsidiaries on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, (c) both immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (d) the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such acquisition with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter for which financial statements have been delivered of the Borrower and its Restricted Subsidiaries, (e) all transactions related to such acquisition shall be consummated in accordance with applicable law, (f) immediately after giving effect thereto, Liquidity shall be greater than $20.0 million, (g) all actions (if any) required or necessary to comply with the Collateral and Guarantee Requirement (other than as may be waived, deferred, or otherwise consented to in accordance with the terms of this Agreement) with respect to such acquired assets or Equity Interests shall have been taken on or prior to the consummation of such acquisition, (h) to the extent required by Section 5.04(d), the Borrower shall have delivered to the Administrative Agent the relevant certification, documentation and financial information for such Subsidiary or assets, and (i) any acquired or newly formed Subsidiary of the Borrower shall not be liable for any Indebtedness (except for Excluded Indebtedness).
“Prior Liens” shall mean those Liens and other encumbrances (A) permitted by paragraphs (a), (c), (d), (e), (f), (g), (h), (i), (j), (m), (n), (o), (p), (q), (r), (u), (v), (y), (aa), (bb), (dd), (ee) or (gg) of Section 6.02, (B) consisting of deposits or other Liens on cash or Permitted Investments permitted by any paragraph of Section 6.02 (without prejudice to the requirements of the proviso in paragraph (l) of Section 6.02), or (C) that otherwise have priority over the liens in favor of the Collateral Agent by operation of law; provided, that licenses permitted under paragraphs (q) or (ee) of Section 6.02 shall be deemed “Prior Liens” solely to the extent that such licenses are nonexclusive.
(k)    Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order therein:
“Commercial Operation Date” means the date of the mechanical completion and entering into commercial operation of a Material Project.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration designated pursuant to Section 6.05, measured at the time received and without giving effect to subsequent changes in value, less the amount of cash or Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Glass Mountain” shall mean Glass Mountain Holding, LLC, a Delaware limited liability company.

“Glass Mountain Pipeline” shall mean Glass Mountain Pipeline, LLC, a Delaware limited liability company.
“Material Project” means the construction or expansion of any capital project of the Borrower or any Restricted Subsidiary, the aggregate capital cost of which exceeds, or is reasonably expected by the Borrower to exceed, $15,000,000.
“Material Project EBITDA Adjustment” means, with respect to each Material Project of the Borrower or a Restricted Subsidiary:

(x)     prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (equal to the then current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected EBITDA of the Borrower and its Restricted Subsidiaries with respect to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined on predominantly fee based contracts relating to such Material Project, the creditworthiness of the other party(ies) to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower's option, be added to actual EBITDA for the fiscal quarter in which construction of the Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(y)     beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent (approval not to be unreasonably withheld, delayed or conditioned) as the projected EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (x) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower's option, be added to actual EBITDA for such fiscal quarters (but net of any actual EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project following such Commercial Operation Date).

(z)     Notwithstanding the foregoing: no such additions shall be allowed with respect to any Material Project unless: (i) not later than 30 days or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion prior to the delivery of any Compliance Certificate required by Section 5.04 (c), to the extent Material Project EBITDA Adjustments will be made to EBITDA in determining compliance with Financial Performance Covenants, the Borrower shall have delivered to the Administrative Agent written pro forma projections of EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Material Project, (ii) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and (iii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Permitted Junior Debt” shall mean (a) subordinated Indebtedness issued or incurred by the Borrower or a Restricted Subsidiary, and (b) senior unsecured Indebtedness issued by the Borrower or a Restricted Subsidiary, the terms of which, in the case of each of clauses (a) and (b), (i) do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, scheduled mandatory redemption or scheduled sinking fund obligation prior to the date that is 91 days after the Maturity Date (provided, that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (ii) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, as reasonably determined in good faith by the Borrower, and (iii) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt, as reasonably determined in good faith by the Borrower.
“Second Amendment Effective Date” shall mean September 20, 2013.
“Senior Notes” shall mean the first issuance or incurrence of senior unsecured notes or other Permitted Junior Debt by the Borrower or its subsidiaries after the Second Amendment Effective Date, to the extent permitted by and in accordance with the terms and conditions of Section 6.01(r), in an aggregate principal amount of at least $200,000,000.
“Senior Secured Leverage Ratio” shall mean, on any date, the ratio, on a Pro Forma Basis, of (a) Consolidated Net Debt as of such date minus, to the extent included therein, all Indebtedness under any Permitted Junior Debt (or any Permitted Refinancing Indebtedness thereof) and any other unsecured or subordinated indebtedness of the Borrower and the Restricted Subsidiaries to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to such date, in each case determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness in excess of U.S.$15 million in the aggregate (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the EBITDA component of the Senior Secured Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
(l)    Section 2.12 of the Credit Agreement is hereby amended by deleting the table appearing therein and replacing it with the following table:

Leverage Ratio	Commitment Fee
Category 1: Greater than 4.50 to 1.00	0.50%
Category 2: Less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00	0.50%
Category 3: Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	0.50%
Category 4: Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	0.375%
Category 5: Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	0.375%
Category 6: Less than or equal to 2.50 to 1.00	0.375%

(m)    Section 2.17(g) of the Credit Agreement is hereby amended by amending and restating in its entirety as follows:
“(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

(n)    Section 2.20(a) of the Credit Agreement is hereby amended by amending and restating the first sentence as follows:

“At any time following the Second Amendment Effective Date, the Borrower may by written notice to the Administrative Agent elect to request an increase to the Revolving Facility Commitments (each such increase, an “Incremental Commitment”) in effect on the Second Amendment Effective Date, in an aggregate principal amount, collectively, not to exceed U.S.$200.0 million and any Borrowing thereunder shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than U.S.$10.0 million (collectively, the “Incremental Revolving Loans”).”

(o)    Section 3.22 of the Credit Agreement is hereby amended by (i) deleting the second through fifth sentence thereof in its entirety and (ii) inserting the following to the end of the section:
“There has not occurred and is continuing any default or non-performance under any Material Contract by (i) the Borrower, (ii) any other Loan Party, or (iii) to any Loan Party’s knowledge, any other party to such Material Contract, in each case other than any default or non-performance that could not reasonably be expected to result in a Material Adverse Event.”
(p)    Article III of the Credit Agreement is hereby amended by adding a new Section 3.24 therein as follows:
“Section 3.24    Risk Management Policy
The Risk Management Policy is in full force and effect in all material respects. Each of the Borrower and each Restricted Subsidiary has performed all its or their obligations under the Risk Management Policy, in each case except to the extent such non-compliance would not reasonably be expected to have a Material Adverse Effect.”
(q)    Sections 5.04(g) is hereby amended and restated in its entirety as follows:
“(g) [Reserved];”.
(r)    Sections 5.04(i) through 5.04(j) of the Credit Agreement are hereby deleted in their entirety.
(s)    Section 5.10 of the Credit Agreement is hereby amended by adding a new clause (h) therein:
“(h)    Notwithstanding the foregoing or anything else in this Agreement, the Borrower shall not be required to deliver to the Administrative Agent any foreign law pledge documentation with respect to (x) equity interests of subsidiaries of the Sponsor that are organized under the laws of England and Wales as of the Second Amendment Effective Date and which continue to be so organized, and the assets of such persons located in the United Kingdom as of the Second Amendment Effective Date and which continue to be so located, in each case which the Sponsor and its subsidiaries owned as of Second Amendment Effective Date and (y) any assets and equity interests in respect of the “SemLogistics terminal expansion” described by the Sponsor to the Administrative Agent.”
(t)    Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Risk Management Policy. To maintain in full force and effect the Risk Management Policy and to comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, therewith, provided that the Borrower shall have three (3) days to cure any non-compliance with the terms of this Section 5.13, which period may be extended by an additional two (2) days in the sole discretion of the Administrative Agent if the Borrower so requests in writing; provided further that the Borrower must notify the Administrative Agent of any material violation of the terms of the Risk Management Policy promptly, but in any event no later than one (1) Business Day after obtaining knowledge of the occurrence of such violation.”
(u)    Article VI of the Credit Agreement is hereby amended by adding a new Section 6.15 therein as follows:
“Section 6.15 Alternative Financial Performance Covenants. Beginning at the end of the first fiscal quarter ending after (x) the issuance of the Senior Notes, and (y) election by the Borrower to comply with the covenants set forth herein instead of the covenants in Section 6.10 and 6.11, such election to be irrevocable and exercised by the Borrower by delivering written notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders) within five (5) Business Days of the issuance of the Senior Notes:

(a) for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter to be in excess of 5.50:1.00;
(b) for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00; and
(c) for any Test Period, permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter to be in excess of 3.50:1.00;
provided, that upon satisfaction of the conditions set forth in clauses (x) and (y) of this Section 6.15, the covenants in Section 6.10 and 6.11 will cease to apply to the Borrower (such covenants being replaced by the covenants set forth in this Section 6.15).”
(v)    Section 6.01(h) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(w)    Section 6.01(i) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(x)    Section 6.01(j) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(y)    Section 6.01(l) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(z)    Section 6.01(q) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$25.0 million” in lieu thereof.
(aa)    Section 6.01(r) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(r) Permitted Junior Debt; provided that (A) at the time of the incurrence of Permitted Junior Debt and after giving effect thereto on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to the issuance, incurrence or assumption of Permitted Junior Debt, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed fiscal quarter for which financial statements are available; and”
(bb)    Section 6.02(ii) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$15.0 million” in lieu thereof.

(cc)    Section 6.03 of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof and deleting “U.S.$15.0 million” and replacing it with “U.S.$30.0 million” in lieu thereof.
(dd)    Section 6.04(a) of the Credit Agreement is hereby amended by deleting “U.S.$15.0 million” and replacing it with “U.S.$30.0 million” in lieu thereof.
(ee)    Section 6.04(i) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(ff)    Section 6.04(n) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$20.0 million” in lieu thereof.
(gg)    Section 6.04(q) of the Credit Agreement is hereby amended by deleting “U.S.$40.0 million” and replacing it with “U.S.$100.0 million” in lieu thereof.
(hh)    Section 6.05(g) of the Credit Agreement is hereby amended by deleting “U.S.$10.0 million” and replacing it with “U.S.$50.0 million” in lieu thereof.
(ii)    Clause (iv) of the last paragraph of Section 6.05 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(iv) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration, provided that the Borrower may designate up to U.S.$50.0 million of Designated Non-Cash Consideration over the term of the Extended Revolving Credit Facility to be deemed “cash consideration” for the purposes of determining compliance with this Section 6.05 only;”
(jj)    Section 6.09(b) is hereby amended and restated in its entirety as follows:
“(b) [Reserved];”
(kk)    Section 9.23(d) of the Credit Agreement is hereby amended by amending and restating the first proviso therein in its entirety as follows:
“provided that, with respect to Secured Swap Agreements relating to commodities and Secured Bilateral Letter of Credit Providers, such Specified Swap Counterparties and Secured Bilateral Letter of Credit Providers shall in no event be entitled to receive an aggregate amount under this Section 9.23(d) at any time in excess of the greater of (x) U.S.$50.0 million in the aggregate and (y) an amount equal to one half of the Borrower's EBITDA for the most recently ended Test Period for which financial statements have been delivered (the greater of such amount, the “Maximum Shared Amount”) or, with respect to Secured Swap Agreements relating to commodities of any particular Specified Swap Counterparty, in excess of the maximum amount then designated in the Swap Collateral Sharing Acknowledgement to which it is a party or as to all Specified Swap Counterparties, U.S.$30.0 million in the aggregate or, with respect to Secured Bilateral Letter of Credit Reimbursement Agreements of any particular Secured Bilateral Letter of Credit Provider, in excess of the maximum amount then designated in the Secured Bilateral Letter of Credit Collateral Sharing Acknowledgement;”
Section 2.    Amendments to the Guarantee and Collateral Agreement
(a)    Section 1.02 of the Guarantee and Collateral Agreement is hereby amended by amending the definition of “Secured Obligations” by inserting the following parenthetical immediately before the “.” at the end thereof:
“(excluding, for the avoidance of doubt, Excluded Swap Obligations)
(b)    Section 1.02 of the Guarantee and Collateral Agreement is hereby amended by inserting the following definition in alphabetic order therein:
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(c)    The following text shall be inserted as a new Section 2.10:
“Section 2.10. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.10, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 2.10 constitute, and this Section 2.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 3.    Conditions Precedent to the Effectiveness of this Amendment
This Amendment shall become effective as of the date on which each of the following conditions precedent shall have been satisfied (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

(a)    the Administrative Agent shall have received this Amendment, duly executed by each of the Borrower, the Guarantors and the Lenders;
(b)    the Administrative Agent shall have received a Reaffirmation and Confirmation Agreement, duly executed by each of the Borrower, the Guarantors and the Administrative Agent;
(c)    the representations and warranties set forth in Article III of the Credit Agreement are and will be true and correct in all material respects on and as of the Second Amendment Effective Date, to the same extent as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(d)    as of the Second Amendment Effective Date, no Event of Default or Default shall have occurred and be continuing;
(e)    the Borrower shall have paid (i) an amendment fee in an amount equal to 0.20% of the existing Commitments of each Lender that has consented to this Amendment prior to the deadline for submission of signature pages specified by the Administrative Agent, (ii) an amendment fee in an amount equal to 0.50% of the new Commitments of each Lender that has consented to this Amendment prior to the deadline for submission of signature pages specified by the Administrative Agent and (iii) all fees and expenses payable to the Lenders and the Administrative Agent hereunder or under any other Loan Document, including as set forth in Section 6 hereof;
(f)    the Borrower shall have obtained all material consents necessary or advisable in connection with the transactions contemplated by this Amendment; and
(g)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of Gibson, Dunn & Crutcher LLP, special New York counsel for the Loan Parties.
Section 4.    Post-Closing Requirements
Within 30 days of the Second Amendment Effective Date, or such longer period as may be agreed by the Administrative Agent in its sole discretion, the Loan Parties shall:
(a)    execute, deliver and file or cause to be filed modifications to the Mortgages in favor of the Collateral Agent in form reasonably acceptable to Administrative Agent, together with any documents required by the applicable jurisdiction of filing in connection with the recording of such mortgage modifications (other than property constituting a “Mortgaged Property” immediately prior to the Second Amendment Effective Date that is an “Excluded Asset” as of the Second Amendment Effective Date); and

(b)    to the extent any Mortgaged Property is subject to Flood Insurance Laws, deliver updated standard flood hazard determination forms for such Mortgaged Property.
Section 5.    Acknowledgment and Consent.
(a)     Each Guarantor acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.
(b)     Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.
Section 6.    Reference to and Effect on the Loan Documents
(a)    This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof. The Borrower agrees to pay any applicable costs and expenses incurred in connection with this Amendment in accordance with the terms set forth in the Credit Agreement, including Section 9.05 thereof.
(b)    Except as specifically amended above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.
(c)    The execution, delivery, effectiveness and performance of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Borrower or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any other provision of any of the Loan Documents or for any purpose.
(d)    Each of the Loan Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby.
Section 7.    Execution in Counterparts
This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 8.    Governing Law
THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK.
Section 9.    Headings
Section and Subsection headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 10.    Notices
All communications and notices hereunder shall be given as provided in the Credit Agreement.
Section 11.    Severability
The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.
Section 12.    Successors
The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
Section 13.    Waiver of Jury Trial
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14.    Jurisdiction
Each of the parties to this Amendment hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.
ROSE ROCK MIDSTREAM, L.P.,
as Borrower

By:    Rose Rock Midstream GP, LLC, its
General Partner

By: /s/ Robert N. Fitzgerald__________
Name: Robert N. Fitzgerald
Title: Sr. Vice President and Chief
Financial Officer

ROSE ROCK MIDSTREAM OPERATING,
LLC,
as a Guarantor

By /s/ Robert N. Fitzgerald__________
Name: Robert N. Fitzgerald
Title: Sr. Vice President and Chief
Financial Officer

ROSE ROCK MIDSTREAM ENERGY GP,
LLC,
as a Guarantor

By:/s/ Robert N. Fitzgerald__________
Name: Robert N. Fitzgerald
Title: Sr. Vice President and Chief
Financial Officer

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

ROSE ROCK MIDSTREAM CRUDE, L.P.,
as a Guarantor

By:    Rose Rock Midstream Energy GP, LLC, its
General Partner

By:/s/ Robert N. Fitzgerald__________
Name: Robert N. Fitzgerald
Title: Sr. Vice President and Chief
Financial Officer

ROSE ROCK MIDSTREAM FIELD SERVICES,
LLC,
as a Guarantor

By:/s/ Robert N. Fitzgerald__________
Name: Robert N. Fitzgerald
Title: Sr. Vice President and Chief
Financial Officer

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

THE ROYAL BANK OF SCOTLAND PLC,
as Administrative Agent and Collateral Agent

By:    /s/ Sanjay Remond_________________
Name: Sanjay Remond
Title: Authorised Signatory

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:    /s/ Sanjay Remond_________________
Name: Sanjay Remond
Title: Authorised Signatory

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

ABN AMRO CAPITAL USA LLC,
as a Lender

By:    /s/ Darrell Holley_________________
Name: Darrell Holley
Title: Managing Director

By:    /s/ Casey Lowary_________________
Name: Casey Lowary
Title: Executive Director

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Larry L. Sears_________________
Name: Larry L. Sears
Title: Senior Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By:    /s/ Mark Sparrow_________________
Name: Mark Sparrow
Title: Director

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

BARCLAYS BANK PLC,
as a Lender

By:    /s/ Sreedhar R. Kona_________________
Name: Sreedhar R. Kona
Title: Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

BMO HARRIS BANK, N.A.,
as a Lender

By:    /s/ Kevin Utsey_________________
Name: Kevin Utsey
Title: Director

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

CITIBANK, N.A.,
as a Lender

By:    /s/ Eamon Baqui_________________
Name: Eamon Baqui
Title: Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

DEUTSCHE BANK AG NEW YORK
BRANCH,
as a Lender

By:    /s/ Chris Chapman_________________
Name: Chris Chapman
Director

By:    /s/ Vanuza Pereira-Bravo________________
Name: Vanuza Pereira-Bravo
Associate

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:    /s/ Jason York_________________
Name: Jason York
Title: Authorized Signatory

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

UBS AG STAMFORD BRANCH,
as a Lender

By:    /s/ Lana Gifas_________________
Name: Lana Gifas
Title: Director

By:    /s/ Kenneth Chin_________________
Name: Kenneth Chin
Title: Director

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

CADENCE BANK, N.A.,
as a Lender

By:    /s/ William W. Brown_________________
Name: William W. Brown
Title: Senior Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Michael Higgins_________________
Name: Michael Higgins
Title: Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

COMPASS BANK,
as a Lender

By:    /s/ Kathleen J. Brown_________________
Name: Kathleen J. Brown
Title: Senior Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:    /s/ Kelly Chin_________________
Name: Kelly Chin
Title: Authorized Signatory

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

WELLS FARGO BANK, N.A.,
as a Lender

By:    /s/ Andrew Ostrov_________________
Name: Andrew Ostrov
Title: Director

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]

Stifel Bank & Trust,
as a Lender

By:    /s/ John H. Phillips_________________
Name: John H. Phillips
Title: Executive Vice President

[Second Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement]